EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the AMIS Holdings, Inc. Amended and Restated Employee Stock Purchase Plan of our report dated February 6, 2003 (except the last paragraph of Note 1, as to which the date is September 4, 2003), with respect to the consolidated financial statements of AMIS Holdings, Inc. included in AMIS Holdings, Inc.’s Registration Statement on Form S-1 (No. 333-108028), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
January 5, 2004